FOR FURTHER INFORMATION: Sean T. Smith SVP - CFO Photronics, Inc. (203) 775-9000 ssmith@photronics.com
Press Release

FOR IMMEDIATE RELEASE
August 6, 2008

PHOTRONICS ANNOUNCES PRELIMINARY FINANCIAL RESULTS AND EXPECTED
IMPAIRMENT CHARGES FOR THE THIRD QUARTER OF FISCAL 2008

     BROOKFIELD, Connecticut, August 6, 2008 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced preliminary financial results for the third quarter of fiscal 2008. The Company also announced that it will be recording a third quarter, non-cash, goodwill and long-lived asset impairment charge, as well as a charge related to the separation agreement with its former chief executive officer.

     Photronics expects that revenues for the third quarter ended July 27, 2008, will be approximately $105 million to $106 million compared with previous guidance of $112 million to $118 million. "Our lower than expected third quarter revenue was primarily related to reduced demand for IC photomasks, principally high-end," stated Constantine ("Deno") Macricostas, Photronics' chairman and interim chief executive officer. "Our customers have implemented aggressive cost reduction programs as demand for IC products has slowed. As a result of the industry-wide slowdown, we are accelerating our cost reduction programs."

     In light of a sustained decline in market capitalization for Photronics and its peer group companies, the Company determined that an interim impairment test was necessary at the end of the third fiscal quarter as required under FASB Statement No. 142 "Goodwill and Other Intangible Assets". Additionally, the recent assessment of Photronics' existing global manufacturing network identified an impairment related to certain underutilized assets in Europe and Asia. As a result, Photronics' financial results for the third quarter will include a non-cash, goodwill and long-lived asset impairment charge. The Company is in the process of evaluating the total charge, but estimates that it will be in the range of $190 million to $210 million, net of tax. The combined charge is expected to consist of all of the Company's goodwill and certain underutilized manufacturing assets located principally in Europe and Asia. While the impairment charge will reduce reported results under U.S. generally accepted accounting principles ("GAAP"), it will be non-cash in nature and will not affect Photronics' liquidity, cash flow from operating activities, or debt covenants.

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     Photronics also will record a $1.0 million cash charge in the third quarter for severance and other benefits related to the separation agreement with its former chief executive officer.

     As a result of the lower revenue and the above mentioned charges, Photronics expects that its GAAP net loss per share will be in the range of $4.75 to $5.23 compared with prior guidance in the range of a net loss of $0.11 per share to net income of $0.01 per diluted share. On a non-GAAP basis, excluding the impact of the impairment charge and severance costs, the Company's net loss per share is expected to be in the range of $0.17 to $0.15.

     Photronics will announce its fiscal third quarter financial results after the market closes on Wednesday, August 13, 2008. A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics' web site at www.photronics.com, then clicking on the "Conference Calls" button on the top right corner of the home page. The call is scheduled for 8:30 a.m. Eastern Daylight Time on Thursday, August 14, 2008. The live dial-in number is 719-325-4846. The call will be archived for instant replay access until the Company reports its fiscal fourth quarter results after the market closes on Tuesday, December 9, 2008.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics' web site involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.